Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
October 25, 2018

DELUXE REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS
Deluxe to Announce Successor to Lee Schram as President, CEO and Director on November 6th
Marketing solutions & other services revenue grows to 43% of total revenue
Board increases share repurchase program to $500 million
Declares regular quarterly dividend

St. Paul, Minn. – October 25, 2018 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the third quarter ended September 30, 2018. Key financial highlights include:

	3rd Quarter 2018	3rd Quarter 2017	% Change
Revenue	$493.2 million	$497.7 million	(0.9%)
Net (Loss) Income	($31.1 million)	$28.8 million	(208.0%)
Diluted (Loss) Earnings Per Share – GAAP	($0.67)	$0.59	(213.6%)
Adjusted Diluted EPS – Non-GAAP(1)	$1.36	$1.32	3.0%

(1) A reconciliation of diluted (loss) earnings per share (EPS) on a GAAP basis and adjusted diluted EPS on a non-GAAP basis is provided after the Forward-Looking Statements. Non-GAAP adjustments include restructuring costs, which include integration activities; transaction costs; CEO transition costs; asset impairment charges; a loss on debt retirement; and one-time impacts of accounting for federal tax reform.

Revenue was in the middle of the Company’s outlook range of $489.0 to $497.0 million provided on August 16, 2018 and GAAP diluted loss per share was ($0.67). During the quarter, the Company recognized non-GAAP adjustments of $2.03 per share. Of this amount, $1.59 per share was a non-cash goodwill impairment in the Small Business Services segment primarily in the distributor channel attributable to changes in strategy and in the mix of products and services sold, including declining checks and forms. The Company also recognized non-cash asset impairment charges of $0.34 per share, primarily for the Safeguard® trade name. In addition, charges for restructuring and CEO transition costs totaled $0.13 per share, and the company recorded a benefit of $0.03 per share related to federal tax reform. Adjusted diluted EPS was $1.36 and excluded the aggregate charges of $2.03 per share discussed above. Adjusted diluted EPS exceeded the high end of the range of the July 2018 outlook driven primarily by lower shares outstanding, a lower income tax rate and continued expense management initiatives, partially offset by lower check and forms usage.

The Company also announced today that it has concluded its search for and signed an employment agreement with the successor to Lee Schram as President, Chief Executive Officer and a member of its Board of Directors. This individual will assume these roles effective November 26th. Deluxe has agreed to formally announce the appointment on Tuesday, November 6th as an accommodation to this person’s current employer.

“We delivered a solid quarter,” said Lee Schram, CEO of Deluxe. “We continue to see our transformation taking hold and this was the first quarter that marketing solutions & other services (MOS) revenue was the largest component of revenue, accounting for 43% of total revenue in the quarter. We believe we have established a foundation that will allow us to continue to grow revenue and profitability in MOS for the foreseeable future.”

“We are also pleased to announce the successful conclusion of the search for my successor,” continued Mr. Schram. “This executive, whose appointment received the unanimous approval of the Board, has an exceptional record of developing, building, organically growing and scaling businesses that serve both the financial institution and small business markets. An innovator in FinTech and other technology driven businesses with a strong sales and marketing background, this individual has the requisite experience and leadership capabilities to drive Deluxe’s next phase of transformational growth, building on all we have achieved over the past 13 years. We look forward to announcing the appointment on November 6th.”

Third Quarter 2018 Highlights

•
Revenue decreased 0.9% year-over-year. Financial Services revenue was down 6.7% compared to the prior year, while Small Business Services revenue grew 3.0%, including the results of several small tuck-in acquisitions.

•	Revenue from marketing solutions and other services (MOS) increased 5.0% year-over-year and grew to 42.6% of total revenue in the quarter.

•
Gross margin was 59.9% of revenue, compared to 61.2% in the third quarter of 2017. The impact to margin from product and service mix and increased delivery and material costs this year, as well as acquisitions, was only partially offset by previous price increases and continued improvements in manufacturing productivity.

•
Selling general and administrative (SG&A) expense as a percent of revenue was 42.3% in the quarter compared to 40.8% last year. SG&A expense dollars increased $5.3 million compared to last year as continued cost reduction initiatives and lower medical costs were more than offset by additional SG&A expense from acquisitions and costs related to the CEO transition process.

•
Operating income decreased $70.7 million year-over-year. Adjusted operating income decreased $12.3 million year-over-year primarily from the continuing decline in check and forms usage, lower data-driven marketing revenue and the loss of the previously discussed customer in Deluxe Rewards, partially offset by price increases and continued cost reduction initiatives.

•
Diluted EPS decreased $1.26 per share year-over-year and included aggregate non-GAAP charges of $2.03 per share. Adjusted diluted EPS increased 3.0% year-over-year. A lower income tax rate in 2018, primarily due to the Tax Cuts and Jobs Act of 2017, contributed to the increase in EPS and was partially offset by the continuing secular decline in check and forms usage, lower data-driven marketing revenue and the loss of revenue and operating income from Deluxe Rewards highlighted in previous quarters.

Segment Highlights
Small Business Services

•
Revenue of $315.6 million was slightly lower than expectations and increased 3.0% year-over-year due primarily to increased MOS revenue and benefits from previous price increases, partially offset by the decline in check and forms usage.

•
Operating loss of $45.3 million included non-GAAP adjustments of $101.9 million. Adjusted operating income decreased $3.9 million and adjusted operating margin decreased 1.8 points year-over-year. This decrease was due to the secular decline in check and forms usage, partially offset by previous price increases and continued cost reductions.

Financial Services

•
Revenue of $146.8 million was slightly below our expectations and decreased 6.7% year-over-year driven by the secular decline in check usage, lower data-driven marketing revenue and the loss of the previously discussed customer in Deluxe Rewards.

•
Operating income of $17.6 million decreased $11.6 million compared to last year. Adjusted operating income decreased $7.5 million and adjusted operating margin decreased 3.8 points year-over-year. This decrease was due primarily to the revenue decline and higher delivery rates, partially offset by continued benefits of cost reductions.

Direct Checks

•	Revenue of $30.8 million was slightly better than our expectations and declined 9.1% year-over-year due primarily to the secular decline in check usage.

•
Operating income of $10.4 million decreased $0.9 million, while operating margin increased 0.5 points year-over-year. This decrease in operating income was due primarily to lower order volume, partly offset by cost reductions.

Other Highlights

•	Cash provided by operating activities for the first nine months of 2018 was $219.1 million, a decrease of $6.8 million compared to 2017.

•	The Company repurchased $80.0 million of common stock in open market transactions during the quarter, bringing the year-to-date stock repurchase total to $120.0 million.

•	At the end of the third quarter, the Company had $890.9 million of total debt outstanding, $889.0 million of which was outstanding under the revolving credit facility.

•
On October 24, 2018, the Board of Directors increased the authorization for the share repurchase program to $500 million effective immediately, inclusive of the $119 million remaining under the previous authorization.

•
On October 24, 2018, the Board of Directors declared a regular quarterly dividend of $0.30 per share on all outstanding shares of the Company. The dividend will be payable on December 3, 2018 to all shareholders of record at the close of business on November 19, 2018.

Fourth Quarter 2018:	Current Outlook (10/25/2018)
Revenue	$522 to $532 million
Diluted EPS – GAAP	$1.32 to $1.39
Adjusted Diluted EPS – Non-GAAP	$1.48 to $1.55

Full Year 2018:	Current Outlook (10/25/2018)	Prior Outlook (7/26/2018)
Revenue(1,2)	$1.995 to $2.005 billion	$2.038 to $2.058 billion
Marketing Solutions & Other Services (MOS) Revenue	$843 to $852 million	$895 to $910 million
MOS Revenue % of Total Revenue	approx. 43%	approx. 44%
Diluted EPS – GAAP	$3.24 to $3.31	$5.23 to $5.35
Adjusted Diluted EPS – Non-GAAP	$5.63 to $5.70	$5.68 to $5.80
Operating Cash Flow	$350 to $355 million	$360 to $370 million
Prepaid Product Discount Payments	approx. $25 million	approx. $27 million
Capital Expenditures	approx. $60 million	approx. $55 million
Depreciation and Amortization	approx. $132 million	approx. $142 million
Acquisition-Related Amortization	approx. $79 million	approx. $88 million
Cost and Expense Reductions	approx. $55 million	approx. $55 million
Effective Tax Rate	approx. 30.0%	approx. 24.5%
Non-GAAP Effective Tax Rate(3)	approx. 24.0%	approx. 24.5%

(1) Prior revenue outlook was lowered by $7 million at both the top and bottom of the range on August 16, 2018 in an acquisition press release
(2) Current revenue outlook lowered by $25 million of new acquisition revenue at both the top and bottom of the range
(3) The GAAP effective tax rate is higher than the Non-GAAP effective tax rate by approximately 6 percentage points as the GAAP rate includes the tax impact of the goodwill impairment charge in the third quarter of 2018. We believe that providing the non-GAAP tax rate is helpful in understanding our expected earnings in the fourth quarter and full year of 2018.

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-615-247-0252 (access code 6486898). A presentation also will be available via a webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-404-537-3406 (access code 6486898).

Upcoming Management Presentations

•	December 3 – Mizuho Investor Conference (New York)

•	December 13 – SunTrust 2018 Technology & Services Conference (New York)

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 4,900 financial institution customers, Deluxe offers industry-leading programs in checks, data analytics and customer acquisition and treasury management solutions, including fraud prevention and profitability.

Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; the financial impact from the ongoing assessment of the Tax Cuts and Jobs Act; declining demand for the Company’s check and check-related products and services due to increasing use of other payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; the risk that pending and future acquisitions will not be consummated within the expected time periods or at all; risks that the Company’s recent acquisitions do not produce the anticipated results or synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services, financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber attacks; risks of interruptions to our website operations or information technology systems; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore, may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2017.

Diluted EPS Reconciliation
Management believes that adjusted diluted EPS provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of certain items during 2018 and 2017 (i.e., restructuring costs, which include integration activities; transaction costs; CEO transition costs; asset impairment charges; loss on debt retirement; and one-time impacts of accounting for federal tax reform) that impact the comparability of reported net income and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Reported (loss) earnings per share reconciles to adjusted EPS as follows:

	Actual
	3rd Quarter 2018	3rd Quarter 2017
Reported Diluted (Loss) Earnings per Share	($0.67)	$0.59
Restructuring costs	0.09	0.02
Asset impairment charges	1.93	0.71
CEO transition costs	0.04	—
Impact of federal tax reform	(0.03)	—
Adjusted Diluted EPS	$1.36	$1.32

	Outlook
	4th Quarter 2018	Full Year 2018
Reported Diluted EPS	$1.32 - $1.39	$3.24 - $3.31
Restructuring costs	0.11	0.33
Asset impairment charges	—	1.95
CEO transition costs	0.04	0.11
Transaction costs	0.01	0.02
Loss on debt retirement	—	0.01
Impact of federal tax reform	—	(0.03)
Adjusted Diluted EPS	$1.48 - $1.55	$5.63 - $5.70

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF (LOSS) INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended September 30,
	2018(1)		2017(2)
Product revenue	$352.8		$362.0
Service revenue	140.4		135.7
Total revenue	493.2		497.7
Cost of products	(133.0)	(27.0%)	(129.2)	(26.0%)
Cost of services	(64.6)	(13.1%)	(63.9)	(12.8%)
Total cost of revenue	(197.6)	(40.1%)	(193.1)	(38.8%)
Gross profit	295.6	59.9%	304.6	61.2%
Selling, general and administrative expense	(208.6)	(42.3%)	(203.3)	(40.8%)
Net restructuring charges	(5.1)	(1.0%)	(1.3)	(0.3%)
Asset impairment charges	(99.2)	(20.1%)	(46.6)	(9.4%)
Operating (loss) income	(17.3)	(3.5%)	53.4	10.7%
Interest expense	(7.2)	(1.5%)	(5.7)	(1.1%)
Other income	2.3	0.5%	1.2	0.2%
(Loss) income before income taxes	(22.2)	(4.5%)	48.9	9.8%
Income tax provision	(8.9)	(1.8%)	(20.1)	(4.0%)
Net (loss) income	($31.1)	(6.3%)	$28.8	5.8%

Weighted average dilutive shares outstanding	46.8		48.4
Diluted (loss) earnings per share	($0.67)		$0.59

Capital expenditures	$14.5		$11.6
Depreciation and amortization expense	33.4		31.2
Number of employees-end of period	5,887		5,949

Non-GAAP financial measure - EBITDA(3)	$18.4		$85.8
Non-GAAP financial measure - Adjusted EBITDA(3)	125.3		134.3

(1) Effective January 1, 2018, we adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in a decrease in revenue of $0.3 million and an immaterial impact on net income. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring costs, which include integration activities; transaction costs; CEO transition costs; asset impairment charges and loss on debt retirement) that may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2018 and 2017 also impacted the comparability of reported net income. We believe that measures of operating performance that exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures that should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended September 30,
	2018	2017
Net (loss) income	($31.1)	$28.8
Interest expense	7.2	5.7
Income tax provision	8.9	20.1
Depreciation and amortization expense	33.4	31.2
EBITDA	18.4	85.8
Restructuring costs	5.1	1.3
Transaction costs	—	0.6
CEO transition costs	2.6	—
Asset impairment charges	99.2	46.6
Adjusted EBITDA	$125.3	$134.3

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2018(1)		2017(2)
Product revenue	$1,076.1		$1,097.8
Service revenue	397.2		372.9
Total revenue	1,473.3		1,470.7
Cost of products	(400.6)	(27.2%)	(392.5)	(26.7%)
Cost of services	(175.9)	(11.9%)	(159.3)	(10.8%)
Total cost of revenue	(576.5)	(39.1%)	(551.8)	(37.5%)
Gross profit	896.8	60.9%	918.9	62.5%
Selling, general and administrative expense	(629.4)	(42.7%)	(629.1)	(42.8%)
Net restructuring charges	(12.9)	(0.9%)	(3.7)	(0.3%)
Asset impairment charges	(101.3)	(6.9%)	(54.9)	(3.7%)
Operating income	153.2	10.4%	231.2	15.7%
Interest expense	(18.9)	(1.3%)	(15.8)	(1.1%)
Other income	6.1	0.4%	3.6	0.2%
Income before income taxes	140.4	9.5%	219.0	14.9%
Income tax provision	(47.9)	(3.3%)	(73.6)	(5.0%)
Net income	$92.5	6.3%	$145.4	9.9%

Weighted average dilutive shares outstanding	47.5		48.5
Diluted earnings per share	$1.93		$2.98

Capital expenditures	$42.6		$34.4
Depreciation and amortization expense	96.9		91.3
Number of employees-end of period	5,887		5,949

Non-GAAP financial measure - EBITDA(3)	$256.2		$326.1
Non-GAAP financial measure - Adjusted EBITDA(3)	377.1		386.6

(1) Effective January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in an increase in revenue of $0.3 million and an increase in net income of $0.9 million. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) See the prior discussion of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Nine Months Ended September 30,
	2018	2017
Net income	$92.5	$145.4
Interest expense	18.9	15.8
Income tax provision	47.9	73.6
Depreciation and amortization expense	96.9	91.3
EBITDA	256.2	326.1
Restructuring costs	13.8	3.7
Transaction costs	1.1	1.9
CEO transition costs	4.2	—
Asset impairment charges	101.3	54.9
Loss on debt retirement	0.5	—
Adjusted EBITDA	$377.1	$386.6

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2018	December 31, 2017	September 30, 2017
Cash and cash equivalents	$57.9	$59.2	$53.4
Other current assets	359.5	333.8	319.1
Property, plant & equipment-net	83.5	84.6	83.3
Intangibles-net	396.6	384.3	392.5
Goodwill	1,126.0	1,130.9	1,126.1
Other non-current assets	243.9	216.0	205.6
Total assets	$2,267.4	$2,208.8	$2,180.0

Current portion of long-term debt	$0.8	$44.0	$42.0
Other current liabilities	332.5	381.8	359.1
Long-term debt	890.1	665.3	714.4
Deferred income taxes	46.4	50.5	65.3
Other non-current liabilities	42.3	52.2	48.7
Shareholders' equity	955.3	1,015.0	950.5
Total liabilities and shareholders' equity	$2,267.4	$2,208.8	$2,180.0

Shares outstanding	46.3	48.0	48.1

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash provided (used) by:
Operating activities:
Net income	$92.5	$145.4
Depreciation and amortization of intangibles	96.9	91.3
Asset impairment charges	101.3	54.9
Prepaid product discount payments	(19.1)	(20.0)
Other	(52.5)	(45.7)
Total operating activities	219.1	225.9
Investing activities:
Purchases of capital assets	(42.6)	(34.4)
Payments for acquisitions	(190.4)	(125.4)
Other	1.1	5.7
Total investing activities	(231.9)	(154.1)
Financing activities:
Net change in debt	180.4	(3.6)
Dividends	(42.9)	(43.7)
Share repurchases	(120.0)	(50.1)
Shares issued under employee plans	7.3	8.2
Other	(12.1)	(8.0)
Total financing activities	12.7	(97.2)
Effect of exchange rate change on cash	(1.2)	2.2
Net change in cash and cash equivalents	(1.3)	(23.2)
Cash and cash equivalents: Beginning of period	59.2	76.6
Cash and cash equivalents: End of period	$57.9	$53.4

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018(1)	2017(2)	2018(1)	2017(2)
Revenue:
Small Business Services	$315.6	$306.4	$949.6	$917.4
Financial Services	146.8	157.4	426.7	446.0
Direct Checks	30.8	33.9	97.0	107.3
Total	$493.2	$497.7	$1,473.3	$1,470.7

Operating (loss) income:(3)
Small Business Services	($45.3)	$12.9	$72.3	$119.7
Financial Services	17.6	29.2	49.5	76.1
Direct Checks	10.4	11.3	31.4	35.4
Total	($17.3)	$53.4	$153.2	$231.2

Operating margin:(3)
Small Business Services	(14.4%)	4.2%	7.6%	13.0%
Financial Services	12.0%	18.6%	11.6%	17.1%
Direct Checks	33.8%	33.3%	32.4%	33.0%
Total	(3.5%)	10.7%	10.4%	15.7%

The segment information reported here was calculated utilizing the methodology outlined in the Condensed Notes to Unaudited Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

(1) Effective January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in a decrease in revenue of $0.3 million and an immaterial impact on net income for the quarter ended September 30, 2018 and an increase in revenue of $0.3 million and an increase in net income of $0.9 million for the nine months ended September 30, 2018. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Operating income includes the following restructuring, transaction and CEO transition costs, as well as asset impairment charges:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Small Business Services	$101.9	$47.6	$108.4	$57.5
Financial Services	4.9	0.8	11.8	2.9
Direct Checks	0.1	0.1	0.2	0.1
Total	$106.9	$48.5	$120.4	$60.5

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and nine months ended September 30, 2018 and 2017. Management believes that operating income by segment, excluding restructuring, transaction and CEO transition costs, as well as asset impairment charges, provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of items that affect the comparability of reported operating results and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, Management believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
ADJUSTED SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018(1)	2017(2)	2018(1)	2017(2)
Adjusted operating income:(3)
Small Business Services	$56.6	$60.5	$180.7	$177.2
Financial Services	22.5	30.0	61.3	79.0
Direct Checks	10.5	11.4	31.6	35.5
Total	$89.6	$101.9	$273.6	$291.7
Adjusted operating margin:(3)
Small Business Services	17.9%	19.7%	19.0%	19.3%
Financial Services	15.3%	19.1%	14.4%	17.7%
Direct Checks	34.1%	33.6%	32.6%	33.1%
Total	18.2%	20.5%	18.6%	19.8%

(1) Effective January 1, 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers, and related amendments. Adoption of these standards resulted in a decrease in revenue of $0.3 million and an immaterial impact on net income for the quarter ended September 30, 2018 and an increase in revenue of $0.3 million and an increase in net income of $0.9 million for the nine months ended September 30, 2018. We do not expect these standards to have a significant impact on our results of operations, financial position or cash flows on an ongoing basis.

(2) Results have been revised to reflect the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires that we revise prior periods to reclassify the net periodic benefit income related to our postretirement plans from cost of revenue and SG&A expense to other income. This revision had no impact on total revenue or net income.

(3) Reported operating (loss) income reconciles to operating income excluding restructuring, transaction and CEO transition costs, as well as asset impairment charges, as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reported operating (loss) income	($17.3)	$53.4	$153.2	$231.2
Adjustments:
Small Business Services	101.9	47.6	108.4	57.5
Financial Services	4.9	0.8	11.8	2.9
Direct Checks	0.1	0.1	0.2	0.1
Total	106.9	48.5	120.4	60.5
Adjusted operating income	$89.6	$101.9	$273.6	$291.7

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